Exhibit 3.16
BYLAWS
OF
OCB RESTAURANT COMPANY, LLC
ARTICLE 1
MEMBERS
          1.1 Place of Meetings. Each meeting of the members shall be held at the principal executive office of the Company or at such other place as may be designated by the Board of Governors or the Chief Manager, provided, however, that any meeting called by or at the demand of a member or members shall be held in the county where the principal executive office of the Company is located.
          1.2 Regular Meetings. Regular meetings of the members may be held on an annual or other less frequent basis as determined by the Board of Governors; provided, however, that if a regular meeting has not been held during the immediately preceding fifteen (15) months, a member or members owning three percent (3%) or more of the voting power of all membership interests entitled to vote may demand a regular meeting of members by written demand given to the Chief Manager or Treasurer of the Company. At each regular meeting the members entitled to vote shall elect qualified successors for governors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and may transact any other business, provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.
          1.3 Special Meetings. A special meeting of the members may be called for any purpose or purposes at any time by the Chief Manager; by the Treasurer; by the Board of Governors or any two or more governors; or by one or more members owning not less than ten percent (10%) of the voting power of all membership interests of the Company entitled to vote, who shall demand such special meeting by written notice given to the Chief Manager or the Treasurer of the Company specifying the purposes of such meeting.
          1.4 Meeting Held Upon Member Demand. Within thirty (30) days after receipt of a demand by the Chief Manager or the Treasurer from any member or members entitled to call a meeting of the members, it shall be the duty of the Board of Governors of the Company to cause a special or regular meeting of members, as the cape may be, to be duly called and held on notice no later than ninety (90) days after receipt of such demand. If the Board fails to cause such a meeting to be called and held as required by this Section, the member or members making the demand may call the meeting by giving notice as provided in Section 1.6 hereof at the expense of the Company.

          1.5 Adjournments. Any meeting of the members may be adjourned from time to time to another date, time and place. If any meeting of the members is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the tune of adjournment.
          1.6 Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the members, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least ten (10) days and not more man sixty (60) days prior to the meeting to every owner of membership interests entitled to vote at such meeting except as specified in Section 1.5 or as otherwise permitted by law. The business transacted at a special meeting of members is limited to the purposes stated in the notice of the meeting.
          1.7 Waiver of Notice. A member may waive notice of the date, time, place and purpose or purposes of a meeting of members. A waiver of notice by a member entitled to notice is effective whether given before, or after the meeting, and whether given in writing, orally or by attendance. Attendance by a member at a meeting is a waiver of notice of that meeting, unless the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.
          1.8 Voting Rights. A member shall have voting power in proportion to the member’s voting interest, as provided in a member control agreement. Except as otherwise required by law, an owner of a membership interest entitled to vote may vote any portion of the membership interest in any way the member chooses. If a member votes without designating the proportion of the membership interest voted in a particular way, the member is deemed to have voted all of the membership interest in that way.
          1.9 Proxies. A member may cast or authorize the casting of a vote by filing a written appointment of a proxy with a manager of the Company at or before the meeting at which the appointment is to be effective. The member may sign or authorize the written appointment by telegram, cablegram or other means of electronic transmission setting forth or submitted with information sufficient to determine that the member authorized such transmission. Any copy, facsimile, telecommunication or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.
          1.10 Quorum. The owners of a majority of the voting power of the membership interests entitled to vote at a meeting of the members are a quorum for the transaction of business, unless a larger or smaller proportion is provided in the Articles of Organization of the Company or a member control agreement. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of members originally present leaves less man the proportion otherwise required for a quorum.

          1.11 Acts of Members. Except as otherwise required by law or specified in the Articles of Organization of the Company or a member control agreement, the members shall take action by the affirmative vote of the owners of the greater of (a) a majority of the voting power of the membership interests present and entitled to vote on mat item of business or (b) a majority of the voting power that would constitute a quorum for the transaction of business at a duly held meeting of members.
          1.12 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the members of the Company may be taken without a meeting by written action signed by all of the members entitled to vote on that action. Any action, if the Articles of Organization or a member control agreement so provide, may be taken by written action signed by the members who own voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present. The written action is effective when signed by the required members, unless a different effective time is provided in the written action. When written action is permitted to be taken by less man all members, all members shall be notified immediately of its text and effective date.
          1.13 Participation by Electronic Communications. A member may participate in a Member meeting by any means of communication through which the member, other members so participating and all members physically present at the meeting may simultaneously hear each other during the meeting. A member so participating shall be deemed present in person at the meeting.
ARTICLE 2
GOVERNORS
          2.1 Number; Qualifications. Except as authorized by the members pursuant to a member control agreement or unanimous affirmative vote, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Governors. Governors shall be natural persons. The members shall determine the number of governors to constitute the Board. Governors need not be members.
          2.2 Term. Each governor shall serve for an indefinite term that expires at the next regular meeting of the members. A governor shall hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the governor.
          2.3 Vacancies. Vacancies on the Board of Governors resulting from the death, resignation, removal or disqualification of a governor may be filled by the affirmative vote of a majority of the remaining governors, even though less than a quorum. Vacancies on the Board resulting from newly-created governorships may be filled by the affirmative vote of a majority of the governors serving at the time such governorships are created. Each person elected to fill a vacancy shall hold office until a qualified successor is elected by the members at the next regular meeting or at any special meeting duly called for that purpose.

          2.4 Place of Meetings. Each meeting of the Board of Governors shall be held at the principal executive office of the Company or at such other place as may be designated from time to time by a majority of the governors or by the Chief Manager. A meeting may be held by conference among the governors using any means of communication through which the governors may simultaneously hear each other during the conference.
          2.5 Regular Meetings. Regular meetings of the Board of Governors for the election of managers and the transaction of any other business shall be held without notice at the place of and immediately after each regular meeting of the members.
          2.6 Special Meetings. A special meeting of the Board of Governors may be called for any purpose or purposes at any time by any governor by giving not less than two (2) days’ notice to all governors of the date, time and place of the meeting, provided that when notice is mailed, at least four (4) days’ notice shall be given. The notice need not state the purpose of the meeting.
          2.7 Waiver of Notice; Previously Scheduled Meetings. Subdivision 1. A governor of the Company may waive notice of the date, time and place of a meeting of the Board. A waiver of notice by a governor entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a governor at a meeting is a waiver of notice of that meeting, unless the governor objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.
          Subdivision 2. If the day or date, time and place of a Board meeting have been provided herein or announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting need not be given other man by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.
          2.8 Quorum. A majority of the governors currently holding office shall be necessary to constitute a quorum for the transaction of business, in the absence of a quorum, a majority of the governors present may adjourn a meeting from time to time without further notice until a quorum is present If a quorum is present when a duly called or held meeting is convened, the governors present may continue to transact business until adjournment, even though the withdrawal of a number of the governors originally present leaves less than the proportion or number otherwise required for a quorum.
          2.9 Acts of Board. Except as otherwise required by law or specified in the Articles of Organization of the Company or a member control agreement, the Board shall take action by the affirmative vote of a majority of the governors present at a duly held meeting.

          2.10 Participation by Electronic Communications. A governor may participate in a Board meeting by any means of communication through which the governor, other governors so participating and all governors physically present at the meeting may simultaneously hear each other during the meeting. A governor so participating shall be deemed present in person at the meeting.
          2.11 Absent Governors. A governor of the Company may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor or of against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the governor has consented or objected.
          2.12 Action Without a Meeting. An action required or permitted to be taken at a Board meeting may be taken without a meeting by written action signed by all of the governors. Any action, other man an action requiring member approval, if the Articles of Organization or a member control agreement so provide, may be taken by written action signed by the number of governors mat would be required to take the same action at a meeting of the Board at which all governors were present. The written action is effective when signed by the required number of governors, unless a different effective time is provided in the written action. When written action is permitted to be taken by less than all governors, all governors shall be notified immediately of its text and effective date.
          2.13 Committees. Subdivision 1. A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the Company only to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the Board, except as provided in Section 2.14.
          Subdivision 2. A committee shall consist of one or more natural persons, who need not be governors, appointed by affirmative vote of a majority of the governors present at a duly held Board meeting.
          Subdivision 3. Section 2.4 and 2.6 to 2.12 hereof shall apply to committees and members of committees to the same extent as those sections apply to the Board and governors.
          Subdivision 4. Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any governor.
          2.14 Special Litigation Committee. Pursuant to the procedure set forth in Section 2.13, the Board may establish a committee composed of one or more independent governors or other independent persons to determine whether it is in the best interests of the Company to pursue a particular legal right or remedy of the Company and whether to cause, to the extent permitted by law, the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the Company. The committee, once established, is not subject to the direction or control of, or termination by, the Board. A vacancy on the committee may be filled by a majority vote of the remaining committee members. The good faith determinations of the committee are binding upon the Company and its governors, managers and members to the extent permitted by law. The committee terminates when it issues a written report of its determinations to the Board.
          2.15 Compensation. The Board may fix the compensation, if any, of governors.
ARTICLE 3
MANAGERS
          3.1 Number and Designation. The Company shall have one or more natural persons exercising the functions of the position of Chief Manager and Treasurer. The Board of Governors may elect or appoint such other managers or agents as it deems necessary for the operation and management of the Company, with such powers, rights, duties and responsibilities as may be determined by the Board, each of whom shall have the powers, rights, duties and responsibilities set forth in the Bylaws unless otherwise determined by the Board. Any of the positions or functions of those positions may be held by the same person.
          3.2 Chief Manager. Unless provided otherwise by a resolution adopted by the Board of Governors or in a member control agreement, the Chief Manager (a) shall have general active management of the business of the Company, (b) shall, when present, preside at all meetings of the members of the Board; (c) shall see mat all orders and resolutions of the Board are carried into effect; (d) may maintain records of and certify proceedings of the Board and members; and (e) shall perform such other duties as may from time to time be prescribed by the Board.
          3.3 Treasurer. Unless provided otherwise by a resolution adopted by the Board of Governors or in a member control agreement, the Treasurer (a) shall keep accurate financial records for the Company; (b) shall deposit all monies, drafts and checks in the name of and to (he credit of the Company in such banks and depositories as the Board shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board, making proper vouchers therefor; (d) shall disburse company funds and issues checks and drafts in the name of die Company, as ordered by the Board; (e) shall render to the Chief Manager and the Board, whenever requested, an account of all of such manager’s transactions as Treasurer and of the financial condition of the Company; and (f) shall perform such other duties as may be prescribed by the Board or the Chief Manager from time to time.
          3.4 President. Unless otherwise determined by the Board of Governors, the President shall be the Chief Manager of the Company. If a manager other than the President is designated Chief Manager, the President shall perform such duties as may from time to time be assigned by the Board.
          3.5 Vice Presidents. Any one or more Vice Presidents, if any, may be designated by the Board of Governors as Executive Vice Presidents or Senior Vice Presidents. During the absence or disability of the President, it shall be the duty of the highest ranking Executive Vice President, and, in the absence of any such Vice President, it shall be the duty of the highest ranking Senior Vice President or other Vice President, who shall be present at the time and able to act, to perform the duties of the President. The determination of who is the highest ranking of two or more persons holding the same position shall, in the absence of specific designation of order of rank by the Board, be made on the basis of the earliest date of appointment or election, or, in the event of simultaneous appointment or election, on the basis of the longest continuous employment by the Company.
          3.6 Secretary. The Secretary, unless otherwise determined by the Board of Governors, shall attend all meetings of the members and all meetings of the Board, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose, and may certify such proceedings. Except as otherwise required or permitted by law or by the Bylaws, the Secretary shall give or cause to be given notice of all meetings of the members and all meetings of the Board.
          3.7 Authority and Duties. In addition to the foregoing authority and duties, all managers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Governors. Unless prohibited by a resolution approved by the affirmative vote of a majority of the governors present, a manager elected or appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of a position to other persons.
          3.8 Term. Subdivision 1. All managers of the Company shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation or removal.
          Subdivision 2. A manager may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.
          Subdivision 3. A manager may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the governors present at a duly held Board meeting, subject to the provisions of any member control agreement.
          Subdivision 4. A vacancy in a position because of death, resignation, removal, disqualification or other cause may, or in the case of a vacancy in the position of Chief Manager or Treasurer shall, be billed for the unexpired portion of the term by the Board.

          3.9 Salaries. The salaries of all managers of the Company shall be fixed by the Board of Governors or by the Chief Manager if authorized by the Board.
ARTICLE 4
INDEMNIFICATION
          4.1 Indemnification. To the fullest extent required or permitted by Minnesota Statutes, 322B.699, as amended from time to time, or as required or permitted by other provisions of law, the Company shall indemnify its managers and governors for any expenses and liabilities, incurred by the person by reason of their former or present official capacity with the Company.
          4.2 Insurance. The Company may purchase and maintain insurance on behalf of any person in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the person against the liability.
ARTICLE 5
MEMBERSHIP INTERESTS
          5.1 UCC Article 8 Opt In. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Minnesota. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in OCB Restaurant Company, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code of the State of Minnesota.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.
          5.2 Statement of Membership Interest. At the request of any member, the Company shall state in writing the particular membership interest owned by that member as of the moment the Company makes the statement. The statement must describe the member’s rights to vote, to share in profits and losses, and to share in distributions, as well as any assignment of the member’s rights then in effect.
          5.3 Declaration of Distributions. The Board of Governors shall have the authority to declare distributions upon the membership interests of the Company to the extent permitted by law.
          5.4 Pledge of Membership Interest. To secure indebtedness of, or guaranteed by, a member from time to time, a member, with notice to the Company, may pledge all or a portion of its membership interest pursuant to one or more pledge or security agreements (collectively, a “Security Agreement”). The books and records of the Company shall be marked to reflect any such pledge. As of the date of issuance of the initial membership interests in the Company, 100% of such membership interests have been so pledged by the sole member pursuant to a certain Guarantee and Collateral

Agreement dated as of June 28, 2002, as amended, with Credit Suisse as collateral agent. If the Company is advised by a secured party that an event of default has occurred under any indebtedness secured by a pledge of any membership interest, the Company will comply with the provisions of the relevant security agreement with respect to any membership interest. No exercise by a secured party of its rights under any security agreement, if taken in compliance with applicable law and the terms of the relevant security agreement, shall constitute a violation of or be prohibited by these Bylaws, and upon any foreclosure upon, or Sale by a secured party of, any membership interest so pledged, such secured party or the purchaser of such membership interest, as the case may be, shall become a member of the Company to the extent of the membership interest so transferred and notwithstanding anything to the contrary contained herein.
          5.5 Transfer of Membership Interests. Membership interests in the Company may be transferred only to the extent permitted by law and subject to any member control agreement.
ARTICLE 6
MISCELLANEOUS
          6.1 Execution of Instruments. Subdivision 1. All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the company shall be signed on behalf of the Company by the Chief Manager, or the President, or any Vice President, or by such other person or persons as may DC designated from time to time by the Board of Governors.
                Subdivision 2. If a document must be executed by persons holding different positions or functions and one person holds such positions or exercises such functions, mat person may execute the document in more than one capacity if the document indicates each such capacity.
          6.2 Advances. The Company may, without a vote of the governors, advance money to its governors, managers or employees to cover expenses mat can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
          6.3 Company Seal. The seal of the Company, if any, shall be a circular embossed seal having inscribed thereon the name of the Company and the following words: “Limited Liability Company Seal Minnesota.”
          6.4 Fiscal Year. The fiscal year of the Company shall be determined by the Board of Governors.
          6.5 Construction. The Bylaws are subject to the terms of any member control agreement from time to time in effect and to the extent inconsistent the member control agreement shall be controlling.

          6.6 Amendments. The Bylaws are a written contract of the Members. Amendments must be written and executed by all Members.

MEMBER: Buffets, Inc.
By:	/s/ Roe H. Hatlen
Roe H. Hatlen, President